Amendment Five to

Amended and Restated Subadvisory Agreement

The Amended and Restated Subadvisory Agreement between Columbia Management Investment Advisers, LLC (“Columbia Management”) and Threadneedle International Limited (“TINTL”) dated June 11, 2008, is amended as follows:

Schedule 1

Schedule 1 to the Agreement is deleted and replaced in its entirety by the following Schedule 1:

SCHEDULE 1

	Assets under management
	$0-150 million	next $500 million	next $500 million	thereafter
Fund	bps	bps	bps	bps
Columbia Multi-Advisor International Equity Fund	35	30	25	20

The rates shown above apply to the corresponding portion of the respective portfolio. For example, if the average daily net assets for the Columbia Multi-Advisor International Equity Fund for a given month are $650 million, then the applicable rates shall be 35 bps on $150 million and 30 bps on the remaining $500 million.

Assets under management On all assets
Fund	bps
Columbia Asia Pacific ex-Japan Fund	45
Columbia Commodity Strategy Fund	25
Columbia European Equity Fund	35
Columbia Global Equity Fund	35
Columbia Variable Portfolio-Commodity Strategy Fund	25
Columbia Variable Portfolio-International Opportunity Fund	35

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below as of this 16th day of January, 2013.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC		THREADNEEDLE INTERNATIONAL LIMITED

By:	/s/ Christopher Thompson	By:	/s/ Philip Reed
	Signature		Signature

Name:	Christopher Thompson	Name:	Philip Reed
	Printed		Printed

Title:	Senior Vice President and Head of Intermediary Distribution, Marketing and Products	Title:	General Counsel
	Printed		Printed

ADDENDUM DATED APRIL 3, 2013 TO THE

AMENDED AND RESTATED SUBADVISORY AGREEMENT

DATED JUNE 11, 2008

This Addendum, dated as of April 3, 2013, hereby supplements the attached Amended and Restated Subadvisory Agreement (the “Subadvisory Agreement”), dated June 11, 2008, by and between Columbia Management Investment Advisers, LLC, (the “Investment Manager”), a Minnesota limited liability company, and Threadneedle International Limited, a company organized under the laws of England and Wales (TINTL”), solely with respect to the Columbia Variable Portfolio-Commodity Strategy Fund (the “VP Commodity Strategy Fund”), a series of Columbia Funds Variable Series Trust II (the “Registrant”), as follows:

The parties hereto acknowledge that, with respect to the VP Commodity Strategy Fund, and in accordance with its prospectus, all or a portion of its assets may be held in one or more of its wholly-owned subsidiaries, including but not limited to CVPCSF Offshore Fund, Ltd (referred to herein collectively as the “Subsidiary”). TINTL is hereby authorized and agrees to manage the portion of assets of the Subsidiary which is allocated to TINTL from time to time by the Investment Manager (which portion may include any or all of the VP Commodity Strategy Fund’s assets) pursuant to the same terms, conditions and obligations applicable to the VP Commodity Strategy Fund under the Subadvisory Agreement. TINTL is further authorized hereby to determine, in its discretion, the amount and type of assets (or any portion thereof allocated to it by the Investment Manager) of the VP Commodity Strategy Fund to be invested in and through the Subsidiary. For these purposes, all references in the Subadvisory Agreement to the “Fund,” with respect to the VP Commodity Strategy Fund, shall also refer to the Subsidiary, unless the context dictates otherwise.

For the avoidance of doubt, TINTL hereby agrees for purposes of Section 1 of the Subadvisory Agreement: “TINTL’s Duties,” to treat the assets and liabilities of the Subsidiary as if they are held directly by the VP Commodity Strategy Fund, and, in addition, if required (as determined by the Fund’s Chief Legal Officer and Chief Compliance Officer), to treat the Subsidiary as a separate investment by the VP Commodity Strategy Fund. Further, for purposes of Section 4: “Compensation of TINTL” of the Subadvisory Agreement, the parties hereto agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the VP Commodity Strategy Fund. TINTL acknowledges that, at the direction of the Registrant’s Board of Trustees and the Board of Directors of the Subsidiary, the Investment Manager has retained TINTL to serve as investment subadviser for the Subsidiary, and TINTL, as a party to this Subadvisory Agreement, has agreed to manage the assets of the Subsidiary in accordance with the terms of this Subadvisory Agreement.

In witness whereof, the parties have caused this Addendum to be executed by their officers designated below as of this 3rd day of April, 2013.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC		THREADNEEDLE INTERNATIONAL LIMITED

By:	/s/ J. Kevin Connaughton	By:	/s/ Philip Reed
	Signature		Signature

Name:	J. Kevin Connaughton	Name:	Philip Reed
	Printed		Printed

Title:	Managing Director and General Manager Mutual Fund Products	Title:	General Counsel
	Printed		Printed